As filed with the Securities and Exchange Commission on June 28, 2004 — Registration No. 333-_____

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MACATAWA BANK CORPORATION
(Exact name of registrant as specified in its charter)

Michigan (State or other jurisdiction of incorporation or organization)	38-3391345 (I.R.S. Employer Identification No.)

10753 Macatawa Drive, Holland, Michigan 49424
(Address of Principal Executive Offices)        (Zip Code)

Macatawa Bank 401(k) Plan
(Full Title of the Plan)

Benj. A. Smith, III, 10753 Macatawa Drive, Holland, Michigan 49424, (616) 396-0119
(Name, address and telephone number, including area code of agent for service)

Copies of Communications to:
Harvey Koning
Varnum, Riddering, Schmidt & Howlett LLP
333 Bridge Street, N.W., P.O. Box 352
Grand Rapids, Michigan 49501-0352
(616) 336-6000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(3)	Amount to be Registered	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, no par value	100,000 Shares(1)	$26.08	$2,608,000	$331

(1)	This Registration Statement also covers such indeterminable additional number of shares as may be issuable under the Macatawa Bank 401(k) Plan by reason of adjustment in the number of shares covered thereby.
(2)	For the purpose of computing the registration fee only, the price shown is based upon the price of $26.08 per share, the average of the high and low sales prices for the Common Stock of Macatawa Bank Corporation as reported in the NASDAQ National Market on June 23, 2004, in accordance with Rule 457(c) and (h)(1).
(3)	Includes an indeterminate number of interests in the Plan that may be deemed to be separate securities and required to be registered under the Securities Act of 1933.

Pursuant to Rule 416(a) of the General Rules and Regulations under the Securities Act of 1933, this Registration Statement shall cover such additional securities as may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

        Macatawa Bank Corporation (the “Company”) hereby incorporates by reference in this Registration Statement the following documents:

        (a)        The Company’s annual report on Form 10-K for the year ended December 31, 2003 filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended;

        (b)        All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), since the end of the fiscal year ended December 31, 2003, covered by the document referred to in (a) above.

        All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

        A description of the Company’s common stock, the class of securities offered pursuant to this Registration Statement, is contained in the Company’s Registration Statement on Form 8-A filed pursuant to Section 12 of the Exchange Act, and is incorporated herein by reference, including any subsequent amendments or reports filed for the purpose of updating that description.

Item 4. Description of Securities

        The common stock of the Company is registered under Section 12 of the Exchange Act.

Item 5. Interests of Named Experts and Counsel

        Not applicable.

Item 6. Indemnification of Directors and Officers

        Sections 561-571 of the Michigan Business Corporation Act, as amended (the “MBCA”), grant the Company broad powers to indemnify any person in connection with legal proceedings brought against him by reason of his present or past status as an officer or director of the Company, provided that the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The MBCA also gives the Company broad powers to indemnify any such person against expenses and reasonable settlement payments in connection with any action by or in the right of the Company, provided the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification may be made if such person is adjudged to be liable to the Company unless and only to the extent the court in which such action was brought determines upon application that, despite such adjudication, but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for reasonable expenses as the court deems proper. In addition, to the extent that any such person is successful in the defense of any such legal proceeding, the Company is required by the MBCA to indemnify him or her against expenses, including attorneys’ fees, that are actually and reasonably incurred by him or her in connection therewith.

        The Company’s Articles of Incorporation contain provisions entitling directors and executive officers of the Company to indemnification against certain liabilities and expenses to the full extent permitted by Michigan law.

        Under an insurance policy maintained by the Company, the directors and officers of the Company are insured within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of certain claims, actions, suits or proceedings, and certain liabilities which might be imposed as a result of such claims, actions, suits or proceedings, which may be brought against them by reason of being or having been such directors and officers.

Item 7. Exemption from Registration Claimed

        Not applicable.

Item 8. Exhibits

        Reference is made to the Exhibit Index which appears on page S-6.

Item 9. Undertakings

        The undersigned registrant hereby undertakes:

        (a)        To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

        (ii)        To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement.

        (iii)        To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(i) and (a) (ii) do not apply if the registration statement is on Form S-3, Form S-8, or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15 (d) of Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (b)        That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Holland, State of Michigan, on the 24th day of June, 2004.

MACATAWA BANK CORPORATION By: /s/ Benj. A. Smith III —————————————— Benj. A. Smith III, Chairman and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Benj. A. Smith III and Philip J. Koning, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing required and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on June 24, 2004, by the following persons in the capacities indicated.

Signatures	Title
/s/ Benj. A. Smith III	Chief Executive Officer and a Director (principal executive officer)
Benj. A. Smith III
/s/ Jon W. Swets	Chief Financial Officer (principal financial and accounting officer)
Jon W. Swets
/s/ G Thomas Boylan	Director
G Thomas Boylan
Director
Robert E. DenHerder
/s/ John F. Koetje	Director
John F. Koetje
/s/ Philip J. Koning	Director and President
Philip J. Koning
Director
Arend D. Lubbers

        Macatawa Bank 401(k) Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Holland, Michigan, on the 24th day of June, 2004.

MACATAWA BANK 401(K) PLAN By: /s/ Al Feinauer —————————————— Al Feinauer, Trustee

EXHIBIT INDEX

        The following exhibits are filed as a part of the Registration Statement:

Exhibit 5(a) Exhibit 5(b) Exhibit 23(a) Exhibit 23(b) Exhibit 24	Opinion of Varnum, Riddering, Schmidt & Howlett LLP

Internal Revenue Service Determination Letter

Consent of Registered Independent Public Accounting Firm

Consent of Varnum, Riddering, Schmidt & Howlett LLP - included in Exhibit 5

Power of Attorney - included on page S-5 hereof

EXHIBIT 5(a)

June 25, 2004

Macatawa Bank Corporation
10753 Macatawa Drive
Holland, Michigan 49424

        Re:         Registration Statement on Form S-8

Ladies and Gentlemen:

        With respect to the Registration Statement on Form S-8 (the “Registration Statement”), filed by Macatawa Bank Corporation, a Michigan corporation (the “Company”), with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended, 100,000 shares of the Company’s common stock for issuance pursuant to the Macatawa Bank 401(k) Plan (the “Plan”), we have examined such documents and questions of law we consider necessary or appropriate for the purpose of giving this opinion. On the basis of such evaluation, we advise you that in our opinion the 100,000 shares covered by the Registration Statement, upon delivery of such shares and payment therefor in accordance with the terms stated in the Plan and the Registration Statement, will be duly and legally authorized, issued and outstanding and will be fully paid and nonassessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or under the rules and regulations of the Securities and Exchange Commission relating thereto.

Sincerely,

VARNUM, RIDDERING, SCHMIDT & HOWLETT LLP

/s/ Varnum, Riddering, Schmidt & Howlett LLP

EXHIBIT 5(b)

DEPARTMENT OF THE TREASURY
INTERNAL REVENUE SERVICE

WASHINGTON, D.C. 20224

Plan Description:     Prototype Standardized Profit Sharing Plan with CODA
FFN: 502A2441903-004       Case: 200400059       EIN: 38- 3378283
BPD: 03       Plan: 004       Letter Serial No.: K277693a

MACATAWA BANK 106 EAST 8th STREET HOLLAND, MI 49423	Contact Person: Ms. Arrington 50-00197 Telephone Number: (202) 283-9811 In Reference To: T:EP:RA:CU Date: 01/13/2004

Dear Applicant:

In our opinion, the form of the plan identified above is acceptable under section 401 of the Internal Revenue Code for use by employers for the benefit of their employees. This opinion relates only to the acceptability of the form of the plan under the Internal Revenue Code. It is not an opinion of the effect of other Federal or local statutes.

You must furnish a copy of this letter to each employer who adopts this plan. You are also required to send a copy of the approved form of the plan. Any approved amendments and related documents to Employee Plans Determinations in Cincinnati at the above address specified in section 9.11 of Rev. Proc. 2000-20, 2000-6 I.R.S. 553.

This letter considers the changes in qualifications requirements made by the Uruguay Round Agreements Act (GATT). Pub. L. 103-465, the Small Business Job Protection Act of 1996, Pub. L. 104-188, the Uniformed Services Employment and Reemployment Rights Act of 1994, Pub. L. 103-353, the Taxpayer Relief Act of 1997, Pub. L. 105-34, the Job Creation and Workers Assistance Act of 2002, Pub. L. 105-206 and the Community Renewal Tax Relief Act of 2000, Pub. L. 106-564. These laws are referred to collectively as GUST.

Our Opinion on the acceptability of the form of the plan is not a ruling or determination as to whether an employer’s plan qualifies under Code section 401(a). However, an employer that adopts this plan may rely on this letter with respect to the qualification of its plan under Code section 401(a), except as provided below, provided the eligibility requirements and contribution or benefit provisions are not more favorable for highly compensated employees than for other employees. The terms of the plan must be followed in operation. Except as stated below, Employee Plans Determinations will not issue a determination letter with respect to this plan.

Our opinion does not apply for purposes of Code section 401(a)(10)(B) and section 401(a)(16) if an employer over maintained another qualified plan for one or more employees who are covered by this plan, other than a specified paired plan within the meaning of section 4.13 of Rev. Proc. 2000-20, 2000-6 I.R.S. 553. For this purpose, the employer will not be considered to have maintained another plan merely because the employer has maintained another defined contribution plan(s), provided such other plan(s) has been terminated prior to the effective date of this plan and no annual additions have been credited to the account of any participant under such other plan(s) as of any date within the limitation year of this plan. Likewise, if this plan is first effective on or after the effective date of the repeal of Code section 415(o), the employer will not be considered to have maintained another plan merely because the employer has maintained a defined benefit plan(s), provided the defined benefit plan(s) has been terminated prior to the effective date of this plan. Our opinion also does not apply for purposes of Code section 401(a)(16) if, after December 31, 1985, the employer maintains a welfare benefit fund defined in Code section 419(e), which provides postretirement medical benefits allocated to separate accounts for key employees as defined in Code section 419A(d)(3).

An employer that adopts this plan may not rely on this opinion letter with respect to: (1) whether any amendment or series of amendments to the plan satisfies the nondiscrimination requirements of section 1.401(a)(4)-5(a) of the regulations, except with respect to plan amendments granting past service that meet the safe harbor described in section 1.401(a)(4)-5(o)(5) and are not part of a pattern of amendments that significantly discriminates in favor of highly compensated employees; or (2) whether the plan satisfies the effective availability requirement of section 1.401(a)(4)-4(o) of the regulations with respect to any benefit, right or feature.

An employer that adopts this plan as an amendment to a plan other than a standardized plan may not rely on this opinion letter with respect to whether a benefit, right or other feature that is prospectively eliminated satisfies the current availability requirements of section 1.401(a)-4 of the regulations.

An employer that elects to continue to apply the pre-GUST family aggregation rules in years beginning after December 31, 1996, or the combined plan limit of section 415(a) in years beginning after December 31, 1999, will not be able to rely on the opinion letter without a determination letter.

The employer may request a determination: (1) as to whether the plan, considered with all related qualified plans and, if appropriate, welfare benefit funds, satisfies the requirements of Code section 401(a)(16) as to limitations on benefits and contributions in Code section 415 and the requirements of Code section 401(a)(10)(B) as to the top-heavy plan requirements in Code section 416; (2) regarding the nondiscriminatory effect of grants of past service; (3) with respect to whether a prospectively eliminated benefit, right or feature satisfies the current availability requirements; and (4) with respect to the continued application of the pre-GUST family aggregation rules in years beginning after December 31, 1996, or the combined plan limit of section 415(a) in years beginning after December 31, 1999. The employer may request a determination letter by filing an application with Employee Plans Determinations on Form 5307, Application for Determination for Adopters of Master or Prototype or volume submitter plans.

Because you submitted this plan for approval after December 31, 2000, the remedial amendment extension period of section 19 of Rev. Proc. 2000-20, 2000-6 I.R.S. 553 is not applicable.

If you, the master or prototype sponsor, have any questions concerning the IRS processing of this case, please call the above telephone number. This number is only for use of the sponsor. Individual participants and/or adopting employers with questions concerning the plan should contact the master or prototype sponsor. The plan’s adoption agreement must include the sponsor’s address and telephone number for inquiries by adopting employers.

If you write to the IRS regarding this plan, please provide your telephone number and the most convenient time for us to call in case we need more information. Whether you call or write, please refer to the Letter Serial Number and File Folder Number shown in the heading of this letter.

You should keep this letter as a permanent record. Please notify us if you modify or discontinue sponsorship of this plan.

Sincerely yours, /s/ Paul T. Schultz Director, Employee Plans Rulings & Agreements

EXHIBIT 23(a)

CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTANTING FIRM

The Board of Directors
Macatawa Bank Corporation

We consent to the incorporation by reference in this registration statement on Form S-8 of our report dated January 23, 2004, on our audit of the Macatawa Bank Corporation’s consolidated financial statements as of December 31, 2003 and 2002, and for the years ended December 31, 2003, 2002 and 2001, which report is included in Macatawa Bank Corporation's Annual Report on Form 10-K for the year ended December 31, 2003.

/s/ Crowe Chizek and Company LLP Crowe Chizek and Company LLP

Grand Rapids, Michigan
June 25, 2004